This Amended and Restated Pricing Supplement No. 2021-USNCH9592 is being filed to revise the pricing date, issue date, final valuation date, maturity date, early redemption fee period and information under the section “Hypothetical Back-Tested and Historical Index Performance Information.”

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2021

Citigroup Global Markets Holdings Inc.

November----, 2021

Medium-Term Senior Notes, Series N

Amended and Restated Pricing Supplement No. 2021-USNCH9592 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-255302 and 333-255302-03

Securities Linked to the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index Due November 9, 2023

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee the repayment of principal. Instead, the securities offer a payment at maturity or upon earlier redemption that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Index specified below.
▪	The securities provide for a return at maturity, or upon early redemption at the holder’s option, that will reflect 1-to-1 upside and downside exposure to the performance of the Index from the pricing date to the applicable valuation date, reduced by the underwriting fee, an accrued tracking fee and, in the event you elect to require us to redeem the securities during the early redemption fee period, an early redemption fee. If the Index does not appreciate sufficiently to offset the underwriting fee, the accrued tracking fee and, if applicable, the early redemption fee, or if the Index has declined from the pricing date as of the applicable valuation date, you will incur a loss on your investment in the securities. You may lose up to your entire investment in the securities, subject to the minimum redemption amount specified below.
▪	The securities are designed for investors who seek exposure to the price of carbon as measured by the Index, which tracks the return of a hypothetical investment in a futures contract on a European Union Allowance, also referred to as a carbon emissions allowance. In order to gain this exposure, investors must be willing to (i) risk their principal, (ii) forgo current income, (iii) accept a means of gaining exposure to a carbon emissions allowance that will be adversely affected by the carry costs associated with futures contracts and (iv) bear the costs represented by the underwriting fee, accrued tracking fee and, if applicable, early redemption fee.
▪	Investors must also be willing to accept the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Index:	Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index (ticker symbol: CVICU0MO). See “Summary Index Description” on page PS-3.
Stated principal amount:	$10,000 per security
Issue price:	$10,090 per security (100.90% of the stated principal amount). The issue price of the securities is equal to the stated principal amount of the securities plus the underwriting fee. As a result, the issue price is at a premium to the stated principal amount. However, the redemption amount at maturity or earlier redemption will be calculated based on the stated principal amount of the securities, which is lower than the issue price, and will not be adjusted based on the issue price. As a result, the return on your investment in the securities will be lower than it would have been if the issue price were equal to the stated principal amount.
Pricing date:	November 5, 2021
Issue date:	November 10, 2021
Final valuation date:	November 6, 2023, subject to postponement if such date is not an index business day or if a market disruption event occurs
Maturity date:	November 9, 2023
Redemption at maturity:	If the securities have not been previously redeemed at the holder’s option, you will receive at maturity, for each security you then hold, an amount in cash equal to the redemption amount determined as of the final valuation date.
Early redemption at holder’s option:	Each holder may elect to require us to redeem all or any portion of its securities prior to maturity by complying with the procedures specified in Annex A to this pricing supplement. Upon any such election, we will pay on the applicable early redemption date, for each security being redeemed, an amount in cash equal to the redemption amount determined as of the applicable early valuation date.
Redemption amount:

For each $10,000 stated principal amount, the redemption amount determined as of the applicable valuation date is equal to (a) the product of (i) $10,000 and (ii) the index performance factor as of the applicable valuation date minus (b) the accrued tracking fee as of the applicable valuation date, provided that the redemption amount will not be less than the minimum redemption amount.

In addition, in the event you elect to require us to redeem the securities and the early valuation date falls within the early redemption fee period, the redemption amount will be further reduced by the early redemption fee.

If the Index does not appreciate sufficiently to offset the underwriting fee, the accrued tracking fee and, if applicable, the early redemption fee, or if the Index has declined as of the applicable valuation date, the redemption amount will be less, and possibly significantly less, than the issue price.

Initial index level:	, the closing level of the Index on the pricing date
Index performance factor:	As of any valuation date, (a) the closing level of the Index on such valuation date divided by (b) the initial index level
Minimum redemption amount:	$100 per security (1% of the stated principal amount)
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$10,090	$90	$10,000
Total:	$	$	$

(Key Terms continued on next page)

(1) The estimated value of the securities on the pricing date is $9,950 per security, which is less than the issue price. The estimated value of the securities on the pricing date is equal to the issue price of $10,090 per security minus the underwriting fee of $90 per security minus the early redemption fee of $50 per security that would be payable assuming the investor exercised the right to require us to redeem the securities prior to maturity and the early valuation date were the pricing date. Note the accrued tracking fee is not reflected in the estimated value of the securities on the pricing date, but will reduce the value of the securities on each day after the pricing date.

(2) CGMI will receive an underwriting fee of 0.90% of the stated principal amount for each security sold in this offering. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates will be entitled to receive the accrued tracking fee and any early redemption fee and may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Index Supplement No. IS-12-01 dated October 25, 2021 Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Accrued tracking fee:

For each $10,000 stated principal amount, the accrued tracking fee determined as of the applicable valuation date is equal to the product of (a) $10,000, (b) 0.70% and (c) a fraction, the numerator of which is equal to the total number of calendar days from, but excluding, the pricing date to, and including, the applicable valuation date, and the denominator of which is 365.

The accrued tracking fee will reduce the redemption amount regardless of whether the Index appreciates or depreciates. Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date to the applicable valuation date, the amount of the accrued tracking fee will progressively increase over the term of the securities.

Early valuation date:

With respect to the exercise by any holder of its right to require us to redeem all or any portion of its securities prior to maturity:

•     if you validly exercise your redemption right before 12:00 p.m. London time on any index business day, the early valuation date will be that day; or

•     otherwise, the early valuation date will be the first index business day following the date you validly exercise your redemption right,

in each case, subject to postponement if certain market disruption events occur.

For more information on the requirements for a valid exercise of your redemption right, see Annex A to this pricing supplement.

Early redemption date:	With respect to the exercise by any holder of its right to require us to redeem all or any portion of its securities prior to maturity, the third business day immediately following the early valuation date with respect to such exercise.
Early redemption fee period:	The period from, and including, the pricing date to, but excluding, February 7, 2022.
Early redemption fee:	$50 per security (0.50% of the stated principal amount). The early redemption fee reduces the redemption amount only if you elect to require us to redeem the securities and the early valuation date falls within the early redemption fee period.
CUSIP / ISIN:	17329UFT3 / US17329UFT34

Additional Information

General. This pricing supplement is intended to be read together with the accompanying index supplement, prospectus supplement and prospectus, which are available via the hyperlinks on the cover page of this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important information that is not included in this pricing supplement, including, among other things:

•	a more detailed description of the Index, beginning on page IS-17 of the accompanying index supplement;

•	more detailed risk factors relating to the Index, beginning on page IS-9 of the accompanying index supplement;

•	the Index rules that govern the calculation of the Index and the underlying index, found in Annex A and Annex B to the accompanying index supplement; and

•	additional terms of the securities, including terms relating to the potential postponement of a valuation date in the event of non-index business days and market disruption events, the terms and consequences of a commodity hedging disruption event and the terms and consequences of the discontinuance of the Index, beginning on page IS-13 of the accompanying index supplement.

Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

The Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index (the “Index”) was developed by Citigroup Global Markets Limited (the “Index Administrator” and “Index Calculation Agent”). The description of the Index included in this pricing supplement and in the accompanying index supplement is based on rules formulated by the Index Administrator, which are attached as annexes to the accompanying index supplement. The Index launched on August 2, 2021 and, therefore, has a limited performance history. The Index is derived from an underlying index that differs from the Index only in that it does not include the Index’s currency conversion feature described below. That underlying index launched on September 5, 2019.

The Index tracks the performance of a hypothetical investment, rolled annually, in a futures contract on a European Union Allowance (“EUA”), also referred to as a carbon emissions allowance. The Index’s futures contract is the December futures contract on EUAs that is currently traded on the ICE Endex exchange (the “ICE”). An EUA is the tradable unit under the European Union Emissions Trading Scheme (the “EU ETS”), giving the holder the right to emit one tonne of carbon dioxide (CO2), or the equivalent amount of two more powerful greenhouse gases, nitrous oxide (N2O) and perfluorocarbons (PFCs). See “Carbon Trading Markets & Mechanisms” in the accompanying index supplement for additional information about the EU ETS and EUAs.

The futures contracts underlying the Index have expiration dates in December of each year. The Index tracks a single futures contract expiring in December of each year, and then, as the expiration date of that futures contract approaches, will “roll” out of the expiring futures contract and into the futures contract with an expiration date in the next succeeding December. By continually rolling out of an expiring contract and into another futures contract with a later expiration date, the Index maintains continuous exposure to an EUA futures contract.

The value of the Index’s futures contract will fluctuate with changes in the market value of its underlying EUA. EUA pricing is set by supply and demand. Supply is determined by the number of EUAs and other carbon allowances that are available to the market. EUAs are currently issued annually by the member states of the European Union pursuant to an allocation plan approved by the European Commission and are based on agreements under the Kyoto protocol. Demand is determined by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short-term are the weather, relative fuel prices, general economic activity and the amount of electricity generated from non-fossil fuel sources.

The value of the Index’s futures contract will fluctuate not only based on changes in the market value of the underlying EUA, but also based on factors that are unique to a futures contract, such as supply and demand in the futures market, the time remaining to the maturity of the futures contract and market interest rates over the term of the contract. As discussed in more detail under “Description of the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index—Background on Futures Contracts Generally” in the accompanying index supplement, these factors are likely to cause a position in the futures contract to reflect a carry cost, which will lower the return on the futures contract as compared to a direct investment in the underlying EUA. Accordingly, we expect the performance of the Index to generally reflect changes in the value of its underlying EUA, as reduced by a carry cost. We expect the carry cost to rise if market interest rates rise.

In addition, while the Index’s futures contract is denominated in euro, the level of the Index is denominated in U.S. dollars. On each index business day, the Index converts the returns on the EUA futures contract in euro terms into a U.S. dollar return based on the EUR/USD spot rate.

Because the Index is a futures-based index, the performance of the Index is expected to reflect not only the performance of the underlying EUA tracked by the EUA futures contract, but also the carry cost associated with the EUA futures contract, which will reduce the performance of the Index. The Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of the EUA futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the securities, you should carefully review the more detailed description of the Index contained in the section “Description of the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index” in the accompanying index supplement. You should also review the risk factors under “Summary Risk Factors—Key Risks Relating to the Index” herein and “Risk Factors Relating to the Securities—Risk Factors Relating to the Index” in the accompanying index supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Redemption Amount at Maturity

The following table and hypothetical examples illustrate the redemption amount at maturity per $10,000 stated principal amount of securities for a hypothetical range of index performance factors for the Index as of the final valuation date, assuming the securities have not been previously redeemed at the holder’s option. If you elect to require us to redeem your securities, you will receive the redemption amount determined as of the applicable early valuation date as described herein. These examples are for purposes of illustration only and the values used in the examples have been rounded for ease of analysis.

In the table below, the index performance factor represents the closing level of the Index on the final valuation date divided by the initial index level. Accordingly, an index performance factor of 100.00% means that the closing level of the Index on the final valuation date is equal to the initial index level; an index performance factor of greater than 100.00% means that the closing level of the Index on the final valuation date is greater than the initial index level; and an index performance factor of less than 100.00% means that the closing level of the Index on the final valuation date is less than the initial index level.

Index Performance Factor (as of final valuation date)	Accrued Tracking Fee	Redemption Amount at Maturity	Total Return on Investment at Maturity(1)
175.00%	$140.00	$17,360.00	72.70%
150.00%	$140.00	$14,860.00	47.70%
140.00%	$140.00	$13,860.00	37.70%
130.00%	$140.00	$12,860.00	27.70%
120.00%	$140.00	$11,860.00	17.70%
110.00%	$140.00	$10,860.00	7.70%
101.00%	$140.00	$9,960.00	-1.30%
100.00%	$140.00	$9,860.00	-2.30%
90.00%	$140.00	$8,860.00	-12.30%
80.00%	$140.00	$7,860.00	-22.30%
70.00%	$140.00	$6,860.00	-32.30%
60.00%	$140.00	$5,860.00	-42.30%
50.00%	$140.00	$4,860.00	-52.30%
40.00%	$140.00	$3,860.00	-62.30%
30.00%	$140.00	$2,860.00	-72.30%
20.00%	$140.00	$1,860.00	-82.30%
10.00%	$140.00	$860.00	-92.30%
0.00%	$140.00	$100.00	-99.90%

(1) The “Total Return on Investment at Maturity” is calculated as (a) the redemption amount at maturity per security minus the $10,090 issue price per security divided by (b) the $10,000 stated principal amount per security.

PS-4

Citigroup Global Markets Holdings Inc.

Example 1 — The level of the Index appreciated from the pricing date to the final valuation date and the index performance factor as of the final valuation date is 120.00%. On the maturity date, you would receive a redemption amount equal to $11,860.00 per $10,000 stated principal amount of securities, resulting in a total return on your investment of 17.70%*, calculated as follows:

[$10,000 × index performance factor as of final valuation date] – accrued tracking fee as of final valuation date

[$10,000 × 120.00%] – $140.00

=$11,860.00

Example 2 — The level of the Index remained flat from the pricing date to the final valuation date and the index performance factor as of the final valuation date is 100.00%. On the maturity date, you would receive a redemption amount equal to $9,860.00 per $10,000 stated principal amount of securities, resulting in a total return on your investment of -2.30%*, calculated as follows:

[$10,000 × index performance factor as of final valuation date] – accrued tracking fee as of final valuation date

[$10,000 × 100.00%] – $140.00

=$9,860.00

In this example, even though the Index remained flat, you would suffer a loss on your investment in the securities equal to the underwriting fee and the accrued tracking fee. This example illustrates that if the Index does not appreciate sufficiently to offset the underwriting fee and the accrued tracking fee, the redemption amount at maturity will be less than the issue price.

Example 3 — The level of the Index declined from the pricing date to the final valuation date and the index performance factor as of the final valuation date is 80.00%. On the maturity date, you would receive a redemption amount equal to $7,860.00 per $10,000 stated principal amount of securities, resulting in a total return on your investment of -22.30%*, calculated as follows:

[$10,000 × index performance factor as of final valuation date] – accrued tracking fee as of final valuation date

[$10,000 × 80.00%] – $140.00

=$7,860.00

Example 4 — The level of the Index declined from the pricing date to the final valuation date and the index performance factor as of the final valuation date is 0.00%. On the maturity date, you would receive a redemption amount equal to the minimum redemption amount of $100.00 per $10,000 stated principal amount of securities, resulting in a total return on your investment of -99.90%*, calculated as follows:

[$10,000 × index performance factor as of final valuation date] – accrued tracking fee as of final valuation date

[$10,000 × 0.00%] – $140.00

=$-140.00;

however, because the redemption amount will not be less than the minimum redemption amount, you will receive the minimum redemption amount at maturity.

* The “total return on your investment” is calculated as (a) the redemption amount at maturity per security minus the $10,090 issue price per security divided by (b) the $10,000 stated principal amount per security.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the Index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IS-5 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Key Risks Relating to the Securities

▪	You may lose up to all of your investment, subject to the minimum redemption amount. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity or upon earlier redemption. Instead, the redemption amount at maturity or earlier redemption will depend on the performance of the Index. The securities provide for a return at maturity, or upon early redemption at the holder’s option, that will reflect 1-to-1 upside and downside exposure to the performance of the Index from the pricing date to the applicable valuation date, reduced by the underwriting fee, an accrued tracking fee and, in the event you elect to require us to redeem the securities during the early redemption fee period, an early redemption fee. Accordingly, if the Index does not appreciate sufficiently to offset the underwriting fee, the accrued tracking fee and, if applicable, the early redemption fee, or if the Index has declined from the pricing date as of the applicable valuation date, you will incur a loss on your investment in the securities. You may lose up to your entire investment in the securities, subject to the minimum redemption amount.

▪	The securities will underperform the Index after giving effect to fees. Although the securities are designed to provide 1-to-1 upside and downside exposure to the performance of the Index, the securities are subject to an underwriting fee, accrued tracking fee and, if applicable, early redemption fee, each of which will reduce your return on your investment in the securities. After giving effect to these fees, an investment in the securities will underperform the Index.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	If you exercise your right to require us to redeem your securities prior to maturity, you will not know what the redemption amount will be at the time of exercising that right. If you elect to exercise your right to require us to redeem the securities prior to maturity, you must comply with the procedures set forth on Annex A to this pricing supplement. In all events, the redemption amount will be based on a level of the Index determined after you have complied with such procedures. Moreover, unless you comply with such procedures prior to 12:00 p.m. London time on an index business day, the relevant early valuation date will be the next index business day after you have complied with such procedures. As a result, you will not know the redemption amount that you will receive at the time of exercising your right to require us to redeem the securities. The level of the Index may decline significantly after you have exercised that right, and as a result the redemption amount you receive may be significantly less than you anticipate at the time of exercising that right.

▪	Early redemption at the holder’s option during the early redemption fee period will be subject to an early redemption fee. If you exercise your right to require us to redeem the securities during the early redemption fee period, the redemption amount you receive will be reduced by an early redemption fee.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities at any time. Accordingly, an investor must be prepared to hold the securities until maturity or otherwise rely on its early redemption right for liquidity.

PS-6

Citigroup Global Markets Holdings Inc.

▪	The value of your securities prior to maturity will fluctuate based on the performance of the Index and other factors. We expect that the value of the securities at any time will depend substantially on the level of the Index at that time. If the level of the Index declines following the pricing date, the value of your securities will also decline, perhaps significantly. In addition, the accrued tracking fee increases over the term of the securities, which will have the effect of steadily reducing the value of the securities as time passes. Lastly, any reduction in the actual or perceived creditworthiness of the issuer or guarantor may adversely affect the value of the securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission or any similar non-U.S. regulatory authority. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) or any similar non-U.S. regulatory authority afforded to persons who trade in such contracts. Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase the securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

▪	If the Index is discontinued, we may redeem the securities early for an amount that may result in a significant loss on your investment. The Index Administrator is not required to publish the Index throughout the term of the securities. The Index Administrator may permanently cancel the Index, including, for example, as a result of a discontinuance of trading of the Index’s underlying futures contract. If the Index is discontinued, we will redeem the securities for an amount per security equal to the redemption amount determined as of the date of publication of the last available closing level of the Index prior to the date of such discontinuance. The redemption amount in this scenario may be less than the stated principal amount and you may lose up to your entire initial investment, subject to the minimum redemption amount. In addition, the redemption amount may be significantly less than the amount you would have received had you instead been able to hold the securities to maturity. For example, the Index may be discontinued as the result of a market disruption that had a significant adverse effect on the level of the Index before the discontinuance and, thus, on the redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date, you might have achieved a significantly better return.

▪	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the redemption amount determined as of the early redemption notice date. See “Description of the Securities—Commodity Hedging Disruption Event” in the accompanying index supplement for more information. The redemption amount in this scenario may be less than the stated principal amount and you may lose up to your entire initial investment, subject to the minimum redemption amount. In addition, the redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the redemption amount may be determined during a market disruption that has a significant adverse effect on the redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early redemption notice date, you might have achieved a significantly better return.

▪	Our offering of the securities is not a recommendation of the Index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the Index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the EUA futures contract underlying the Index or in instruments related to such futures contract, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Index. These and other activities of our affiliates may affect the level of the Index in a way that negatively affects the value of and your return on the securities.

▪	The Index level may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the EUA futures contract underlying the Index or in financial instruments related to such futures contract and may adjust such positions during the term of the securities. Our affiliates also take positions in the EUA futures contract underlying the Index or in financial instruments related to such futures contract on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the Index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The securities calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as commodity hedging disruption events, market disruption events and other events with respect to the Index, Citibank, N.A., as securities calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the securities calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities— Our affiliate is the Securities Calculation Agent and, in that capacity, may make important determinations with respect to the securities” in the accompanying index supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks Relating to the Index

The following is a summary of key risks relating to the Index. The summary below should be read together with the more detailed risk factors relating to the Index described in “Risk Factors Relating to the Securities” in the accompanying index supplement. The following discussion of risks should also be read together with the section “Description of the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index is subject to the risk of a decline in the price of a European Union Allowance. The Index tracks the performance of a hypothetical rolling position in a futures contract on a European Union Allowance, or EUA, also referred to as a carbon emissions allowance. The price of the EUA futures contract will depend in significant part on the market price of an EUA. Accordingly, the Index will be adversely affected by any decline in the market price of an EUA.

The market price of an EUA is determined by supply and demand. Supply is determined by the number of EUAs and other carbon allowances that are available to the market. EUAs are currently issued annually by the member states of the European Union pursuant to an allocation plan approved by the European Commission and are based on agreements under the Kyoto protocol. Any increase in supply could have a negative effect on the price of an EUA. The supply of EUAs is within the control of the member states of the European Union. If those states decide to increase the number of EUAs, the price of an EUA would likely decline. Alternatively, if other carbon allowances are created or increase in supply, that would also likely have an adverse effect on the price of an EUA.

Demand for EUAs is determined in significant part by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short-term are the weather, relative fuel prices, general economic activity and the amount of electricity generated from non-fossil fuel sources. Increased fuel prices and/or lower economic activity would be likely to reduce demand for EUAs, and therefore reduce the price of an EUA. The increased usage of alternative sources of energy that do not rely on fossil fuel would also likely reduce demand for EUAs, and therefore reduce the price of an EUA. Furthermore, if penalties for exceeding carbon emissions caps are lessened or are not enforced, that would likely reduce demand for EUAs, and therefore reduce the price of an EUA.

It is impossible to predict whether the price of an EUA will rise or fall. If it falls, the level of the Index will be adversely affected.

▪	The performance of the Index is expected to be reduced by the carry cost associated with the EUA futures contract, and therefore is expected to underperform the price performance of the underlying EUA. The Index provides exposure to the price of an EUA futures contract, and not to the spot price of an EUA. The value of the EUA futures contract will fluctuate not only based on changes in the market value of the underlying EUA, but also based on factors that are unique to a futures contract, such as supply and demand in the futures market, the time remaining to the maturity of the futures contract and market interest rates over the term of the contract. As discussed in more detail under “Description of the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index—Background on Futures Contracts Generally” in the accompanying index supplement, these factors are likely to cause a position in the EUA futures contract to reflect a carry cost, which will lower the return on the futures contract as compared to a direct investment in the underlying EUA. Accordingly, we expect the performance of the Index to generally reflect changes in the value of its underlying EUA, as reduced by a carry cost. We expect the carry cost to rise if market interest rates rise.

▪	The Index is subject to currency exchange rate risk. The level of the Index is denominated in U.S. dollars, but the underlying EUA futures contract is traded in euro. To calculate the Index level, the daily return of the underlying EUA futures contract in euro terms is converted into U.S. dollars. If the underlying EUA futures contract has a positive return from one Index Business Day to the next, this currency conversion feature means that the resulting positive return on the Index will be less than it would have been

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based on the underlying EUA futures contract return alone if the euro decreases in value relative to the U.S. dollar over that period. Conversely, if the underlying EUA futures contract has a negative return from one Index Business Day to the next, this currency conversion feature means that the resulting negative return on the Index will be greater (i.e., more negative) than it would have been based on the underlying EUA futures contract return alone if the euro increases in value relative to the U.S. dollar over that period.

▪	The Index is subject to risks associated with non-U.S. futures exchanges. The Index’s EUA futures contract is traded on a non-U.S. futures exchange. Investments linked to the value of futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

▪	The Index is subject to uncertain legal and regulatory regimes. The futures contract on carbon emissions allowances included in the Index is subject to legal and regulatory regimes that may change in ways that could adversely affect the level of the Index. The effect of any future regulatory change, including but not limited to any future changes to Kyoto and various worldwide carbon legislation, is impossible to predict, but could cause unexpected volatility and instability in carbon emissions markets, with a substantial and adverse effect on the performance of the Index.

▪	Suspension or disruptions of market trading in the EUA futures contract may adversely affect the level of the Index. Futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, some futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. If these circumstances arise with respect to the EUA futures contract tracked by the Index, they could adversely affect the level of the Index.

▪	Changes in law or regulation relating to the EUA futures contract may adversely affect the level of the Index. Commodity futures contracts are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. Regulatory organizations, such as the European Securities and Markets Authority, may seek to implement regulations that could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets, including the markets for the EUA futures contract. Any change in the application of these laws or regulations or any proposal of new laws or regulations affecting the EUA futures contract or the carbon emissions allowances market generally may have a material adverse effect on the level of the Index.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Index. The market price of the EUA futures contract included in the Index tends to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the level of the Index to be more volatile than an index tracking the price of traditional securities.

▪	The Index is calculated on an excess return basis. The Index is calculated on an “excess return” basis and not on a “total return” basis. As an excess return index, the Index reflects the returns that are potentially available through an investment in the notional positions held by the Index. By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying positions. The Index does not include such a total return feature.

▪	The Index has limited actual performance information. The Index launched on August 2, 2021. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to August 2, 2021 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	The Index Administrator developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

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It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	The Index Administrator and Index Calculation Agent is our affiliate and may exercise judgments under certain circumstances in the calculation of the Index. Although the Index is rules-based, there are certain circumstances under which the Index Administrator or Index Calculation Agent may be required to exercise judgment in calculating the Index, as described in more detail in the accompanying index supplement. In exercising these judgments, the fact that the Index Administrator and Index Calculation Agent is our affiliate may cause its interests to be adverse to yours. The Index Administrator and Index Calculation Agent are not your fiduciaries and are not obligated to take your interests into account in calculating the Index. Any actions taken by the Index Administrator and Index Calculation Agent in calculating the level of the Index could adversely affect the performance of the Index.

▪	An investment linked to the Index does not constitute ownership of the EUA futures contract underlying the Index. The Index is described as tracking a hypothetical investment in the EUA futures contract because there is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The Index is merely a mathematical calculation that is performed by reference to hypothetical positions in the Index’s EUA futures contract and the other Index rules.

Hypothetical Back-Tested and Historical Index Performance Information

This section contains hypothetical back-tested performance information for the Index. All Index performance information prior to August 2, 2021 is hypothetical and back-tested, as the Index did not exist prior to that date. Hypothetical back-tested Index performance information is subject to significant limitations. The Index Administrator developed the Index rules with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology. Furthermore, the hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested Index information has been calculated by the Index Administrator. The Index Administrator has advised us that it has calculated the hypothetical back-tested Index levels by applying the Index methodology substantially as described under “Description of the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index” to the actual published settlement prices of the underlying EUA futures contract during the back-tested period.

It is impossible to predict whether the Index will rise or fall. By providing the hypothetical back-tested and historical Index performance information below, we are not representing that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Index may bear no relation to the hypothetical back-tested or historical performance of the Index.

The graph below depicts the hypothetical back-tested performance of the Index for the period from January 3, 2011 to August 1, 2021 and actual historical Index performance for the period from August 2, 2021 to October 29, 2021. On October 29, 2021, the closing level of the Index was 313.427.

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying index supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion in “United States Federal Tax Considerations” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $90.00 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $90.00 for each security they sell. In addition to the underwriting fee, CGMI and its affiliates will be entitled to receive the accrued tracking fee and any early redemption fee and may profit from expected hedging activity related to this offering, even if the value of the securities declines.

See “Plan of Distribution; Conflicts of Interest” in the accompanying index supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A

Holder Early Redemption Right

Each holder may require us to redeem all or any portion of its securities at any time following the issue date and prior to the final valuation date, subject to the procedures and terms set forth below. Any redemption request that we accept in accordance with the procedures and terms set forth below will be irrevocable. To exercise the holder early redemption right, the holder must submit securities for redemption having an aggregate stated principal amount equal to $10,000 or any integral multiple of $10,000.

To exercise the holder redemption right, the holder must instruct its broker or other person through which the securities are held to contact CGMI and follow the procedures specified by CGMI or, alternatively, to take the following steps:

•	Send a notice of redemption, substantially in the form attached as Annex B to this pricing supplement (a “redemption notice”), to us via email at commoditiesusinvestorsales@citi.com, with “Securities Linked to the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index Due November 9, 2023, CUSIP No. 17329UFT3” as the subject line. We or our affiliate must acknowledge receipt of the redemption notice on the same business day for it to be effective.

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your securities on the relevant early redemption date; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the early redemption date.

You must validly exercise your redemption right before 12:00 p.m. London time on an index business day for the early valuation date to be that day. Otherwise, the early valuation date will be the first index business day following the date you validly exercise your redemption right (subject to postponement as described in the pricing supplement).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, each holder should consult the brokerage firm through which it owns its interest in the securities in respect of those deadlines. Once given, a redemption request may not be revoked.

The securities calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a redemption notice and the timing of receipt of a redemption notice or as to whether and when the required deliveries have been made. Questions about the redemption requirements should be directed to commoditiesusinvestorsales@citi.com.

When you submit your securities for redemption in accordance with the redemption procedures described above, CGMI may repurchase the securities from you at the relevant redemption amount instead of our redeeming the securities, and if CGMI does not repurchase the securities, then we will redeem them.

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Annex B

Form of Redemption Notice

To: Citigroup Global Markets Holdings Inc. – Middle Office

Subject: Securities Linked to the Citi Commodities Benchmark Mono Index – EUA Emissions (USD) Index Due November 9, 2023, CUSIP No. 17329UFT3 (the “securities”)

Ladies and Gentlemen:

The undersigned holder of the securities hereby irrevocably elects to exercise, with respect to the aggregate stated principal amount of securities indicated below, as of the date hereof, the right to require you to redeem such securities on the early redemption date described in the pricing supplement relating to the securities (the “pricing supplement”). Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade on the relevant early redemption date with respect to the aggregate stated principal amount of securities specified below at a price per $10,000 stated principal amount security determined in the manner described in the pricing supplement, facing DTC 0274 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the early redemption date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Aggregate stated principal amount of securities to be redeemed (to be $10,000 or an integral multiple of $10,000):

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the redemption requirements should be directed to Citi via email at commoditiesusinvestorsales@citi.com.

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